UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT,
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): August 6, 2013

CHYRONHEGO CORPORATION
(Exact Name of Registrant as Specified in its Charter)

New York	001-09014	11-2117385
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5 Hub Drive
Melville, New York	11747
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (631) 845-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02        Departure of Directors or Certain Officers; Election of Directors;
                        Appointment of Certain Officers; Compensatory Arrangements of
                        Certain Officers.

(e)           On August 6, 2013, upon recommendation of the Compensation Committee of the Board of Directors of ChyronHego Corporation (the "Company"), the Board of Directors approved incentive compensation payments to the Company's named executive officers and other members of management for achievement above the financial performance objectives for the first half of fiscal 2013, as set forth in the 2013 Management Incentive Plan (the "Plan"), and subsequently terminated the Plan. A copy of the Plan was filed with the Securities and Exchange Commission in a current report on Form 8-K on January 15, 2013. The Compensation Committee and Board of Directors determined to make these payments under the Plan based on first half performance and terminate the Plan due to the Company's business combination with Hego AB and its subsidiaries ("Hego") during the second quarter of fiscal 2013. For the first half of fiscal 2013, excluding the results of operations for Hego, which was acquired on May 22, 2013, the Company achieved 106% of the target first half of 2013 GAAP-basis Revenues financial performance objective and achieved 366% of the target first half of 2013 Non-GAAP Cash Flows from Operating Activities financial performance objective.  As a result, the Chief Executive Officer earned an incentive compensation award of $221,231, of which the Company remitted payroll withholding taxes on his behalf of $91,191 and paid him the balance of $130,040 in Company common stock, based on the August 6, 2013 closing market price of $1.59 per share, resulting in the issuance of 81,786 shares. The Senior Vice President & Chief Financial Officer earned an incentive compensation award of $96,139, of which the Company remitted payroll withholding taxes on his behalf of $35,543 and paid him the balance of $60,596 in Company common stock, based on the August 6, 2013 closing market price of $1.59 per share, resulting in the issuance of 38,111 shares.

Also on August 6, 2013, upon recommendation of the Compensation Committee of the Board of Directors, the Board approved the Company's Second Half of 2013 Management Incentive Compensation Plan (the "2H13 Plan"). The Compensation Committee and Board of Directors terminated the Plan and adopted the 2H13 Plan to include new executive officers and management and align the interests of all members of management, including certain members of management that became executive officers of the Company upon the consummation of the business combination with Hego during the second quarter of 2013. The 2H13 Plan covers the Company's executive officers and other members of management, other than those who receive sales-based commissions and bonuses. The amount of potential payout under the 2H13 Plan is a prorated percentage of salary which will be based on the level of achievement of one or both of two financial performance objectives for the second half of fiscal 2013, and the participant must be employed by the Company on the date the payout is determined (unless terms of any employment, severance or change in control agreements state otherwise). The two financial performance conditions are GAAP-basis Revenues and Non-GAAP Cash Flows from Operating Activities adjusted to a pre-bonus basis. If the objectives are satisfied, payment will be made in a combination of cash and common stock of the Company issued under the Company's 2008 Long-Term Incentive Plan. The cash portion of the award will equal the payroll and income tax withholdings required to be paid by the Company on the participant's earned award, and the balance of the total award will be paid in shares of common stock of the Company determined by the dollar value of the equity portion of the earned award divided by the closing price of the Company's common stock on the payout approval date.

For the Chief Executive Officer, this percentage of salary is 70%, resulting in a projected target payout of $168,998 (at 100% achievement of both performance conditions); for the President and Chief Operating Officer, this percentage is 70%, resulting in a projected target payout of $113,750; for the Senior Vice President & Chief Financial Officer it is 60%, resulting in a projected target payout of $73,440; for the Americas President, this percentage is 60%, resulting in a projected target payout of $78,000; and, for the Chief Technology Officer it is 30%, resulting in a projected target payout of $37,500.

A copy of the 2H13 Plan is filed as Exhibit 10.1 to this current report and is incorporated herein by reference.

Item 8.01.   Other Events.

On August 8, 2013, the Company filed a current report on Form 8-K (the "August 8 Form 8-K") to report that the Company's shareholders' equity amounted to approximately $17.9 million at June 30, 2013, and that it believes that it has regained compliance with the continued listing requirement of The NASDAQ Global Market requiring minimum shareholders' equity of $10 million. On August 9, 2013, the Company received a letter from The NASDAQ Stock Market ("NASDAQ") notifying it that as a result of the information contained in the August 8 Form 8-K, NASDAQ has determined that the Company complies with the continued listing requirement for shareholders' equity, subject to the Company providing evidence of its compliance upon filing its quarterly report on Form 10-Q for the quarter ended June 30, 2013.

Item 9.01   Financial Statements and Exhibits.

(d)           Exhibits.

10.1           Second Half of 2013 Management Incentive Compensation Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

CHYRONHEGO CORPORATION

By:	/s/ Jerry Kieliszak
Name:	Jerry Kieliszak
Title:	Senior Vice President and
Chief Financial Officer

Date: August 12, 2013

Exhibit No.	Description

10.1	Second Half of 2013 Management Incentive Compensation Plan.